UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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St. Mary Land & Exploration Company
(Name of Registrant as Specified In Its Charter)

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May 12, 2009

Dear Stockholder:

In connection with the upcoming St. Mary Land & Exploration Company annual meeting of stockholders to be held on May 20, 2009, the Company has reviewed the report of ISS Governance Services (“ISS”) of RiskMetrics Group, which recommends that stockholders withhold votes for the election of Barbara M. Baumann to the Board of Directors.  Ms. Baumann has been a valued member of the Board since 2002, serves on the Board’s Compensation Committee and Executive Committee, and is an independent director as determined by the Board pursuant to the rules of the New York Stock Exchange.  However, the ISS report has classified Ms. Baumann as a non-independent director, and the facts cited by ISS in making its determination are that the law firm of Rothgerber Johnson & Lyons LLP (“RJ&L”) received approximately $23,000 for legal services provided to the Company during 2008, and Ms. Baumann’s husband is a partner in that firm.

So that you can make a fully informed voting decision on this important matter, the Company urges you to consider the following additional relevant factors that were assessed by the Board in making its determination that Ms. Baumann does not have a material relationship with the Company that would impair her independence.

As indicated in the Company’s proxy statement, the services performed by RJ&L pertain to real estate matters, primarily in the area of office leases, and Mr. Baumann did not provide any of such services.  RJ&L is a relatively large law firm in Denver, Colorado, where the Company’s principal corporate offices are leased, and has over 45 partners and 75 attorneys.  RJ&L has a significant local real estate practice, and the Company specifically retained a real estate partner at RJ&L with extensive expertise and experience in the particular office leasing issues involving the Company.  Mr. Baumann is a commercial litigator, not a member of RJ&L’s real estate department, and had absolutely no involvement in the providing of legal services to the Company or the retention of the RJ&L real estate partner by the Company.  The particular partner providing those services has represented the Company in real estate matters for over 10 years, beginning when he was a partner at another firm.  In addition, Ms. Baumann had absolutely no input or involvement in the Company’s retention of RJ&L, apart from seeking advance analysis and confirmation that the relationship would not be considered material and would not impair her independence.

Based on all of the facts and circumstances and the independence rules of the New York Stock Exchange, the Company respectfully disagrees with the ISS report as to Ms. Baumann.  The Company also notes that two other independent proxy advisory firms, Glass Lewis & Co. and Proxy Governance, Inc., have recommended in their respective reports that stockholders vote for the election of Ms. Baumann to the Board of Directors.

We hope that you consider the above facts carefully, and we urge you to vote FOR the election of Barbara M. Baumann to the Board of Directors.

Please feel free to contact our proxy solicitor The Altman Group, Inc. at 201-806-2215 with any questions or comments.  Thank you.

/s/ C. MARK BRANNUM
C. Mark Brannum Senior Legal Counsel and Secretary